UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 23, 2014

(Date of earliest event reported)

MusclePharm Corporation

(Exact name of registrant as specified in its charter)

NEVADA	000-53166	77-0664193
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4721 Ironton Street, Building A

Denver, Colorado 80239

(Address of principal executive offices) (Zip Code)

(303) 396-6100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANANGEMENTS OF CERTAIN OFFICERS

Effective June 23, 2014, the Board of Directors of MusclePharm Corporation, a Nevada corporation ("MusclePharm" or the “Company”), appointed Gregory Macosko to serve as a member of the Company’s Board of Directors and as Chairman of the Company’s Audit Committee. The Board of Directors has determined that Mr. Macosko is (i) an independent director pursuant to the rules of the NASDAQ Stock Market, and (ii) an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”).

Gregory Macosko is currently a member of the Board of Directors of Montrose Advisors, and an SEC-registered investment advisor. He also serves as a business advisor to the Board of Directors of Bioxiness Pharmaceuticals, a California-based pre-clinical stage company. In September of 2013, Mr. Macosko retired as a Partner from Lord Abbett & Co., a privately held investment management firm. He was a Portfolio Manager of Lord Abbet's Small Cap Value Fund and a founding member of the company’s Proxy Committee. Mr. Macosko is a Phi Beta Kappa graduate of Albion College, a Fulbright Scholar in Germany, and holds an MBA from Columbia University. His twenty-four years of experience on Wall Street bring to MusclePharm broad knowledge of public company management, and investment community relationships among institutional investors, analysts and investment bankers.

Mr. Macosko will be compensated for his services at the same level as the other non-employee directors of the Company, pursuant to the Company’s Non-Employee Director Compensation Program.

There is no family relationship between Mr. Macosko and any of our other officers and directors.

Except for the aforementioned appointment and actions, there has been no transaction or currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Macosko had or will have a direct or indirect material interest since the beginning of the Company’s last fiscal year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MUSCLEPHARM CORPORATION

Dated: June 27, 2014
	By:	/s/ Brad J. Pyatt
	Name:	Brad J. Pyatt
	Title:	Chief Executive Officer and President